Exhibit 23.1

                          DAVIS ACCOUNTING GROUP, P.C.
                       A Certified Public Accounting Firm
          1957 W. Royal Hunte Drive, Suite 150, Cedar City, Utah 84720
                       (435) 865-2808 o FAX (435) 865-2821

Mr. Ben-Tsur Joseph, President Inrob Tech Ltd. 1515 Tropicana Ave., Suite 140 Las Vegas, NV 89119

Dear Mr. Joseph,

                         CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation in the Current Report of Inrob Tech Ltd. (the "Company") on Form 8-K/A of our report on the financial statements of Inrob Ltd. as its independent auditors dated October 3, 2005, except for the last paragraph of Note 2, for which the date is November 21, 2005, as of December 31, 2004, and for the two years in the period ended December 31, 2004.

Respectfully submitted,

/s/ Davis Accounting Group P.C.

Cedar City, Utah
November 21, 2005